Exhibit 99.1

 Camden National Corporation Welcomes Sean Daly as New Chief Financial Officer

     CAMDEN, Maine--(BUSINESS WIRE)--March 10, 2005--Robert W. Daigle, President and Chief Executive Officer of Camden National Corporation, is pleased to announce that Sean G. Daly has recently joined Camden National as Senior Vice President & Chief Financial Officer. "With 16 years of experience in a broad range of accounting management roles, Sean brings considerable leadership ability and expertise in financial administration and reporting to our organization," stated Daigle. "His diverse background will allow him to work with all of our major corporate constituencies to effect innovative financial management strategies, operating processes and performance measurement practices."
     In his new role reporting to Daigle, Daly will oversee the accounting, budgeting, treasury, asset-liability, capital management and investor relations functions for the Company. "I look forward to working with the Finance Department in managing not only the more traditional functions of accounting and compliance, but also the rapidly changing complexities of business processes and corporate governance for Camden National," said Daly.
     Prior to joining Camden National, Daly worked in the telecommunications industry as Chief Operating Officer at QGO, LLC and Director of Business Development at its related company, QC2, LLC in Rhode Island. In addition to his experience at QGO, Mr. Daly has held various financial management positions with FleetBoston Corporation, Citizens Financial Group, Putnam Investments and Melville Corporation. Mr. Daly started his career at KPMG in Providence, Rhode Island.
     Daly received a Bachelor of Science degree in Business Administration with a major in Accounting from Bryant College. He serves as Vice Chairman of the Board for AS220, a nationally recognized artist community located in Providence, Rhode Island.
     Daly and his wife, Marya, have two daughters, Sarah and Catherine. The family will relocate to the Midcoast area in the spring.

     Camden National Corporation, headquartered in Camden, Maine, and listed on the American Stock Exchange, the Russell 3000(R) Index and the small-cap Russell 2000(R) Index under the symbol CAC, is the holding company for a family of three financial services companies, including: Camden National Bank (CNB), a full-service community bank with 12 banking offices serving Midcoast, Kennebunk and Portland, Maine, and online at www.camdennational.com, and recipient of the Governor's Award for Business Excellence in 2002; UnitedKingfield Bank (UKB), a full-service community bank with 15 offices serving Central, Eastern and Western Maine and online at www.unitedkingfield.com; and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and Bangor, Maine and online at www.acadiatrust.com. In addition, Acadia Financial Consultants operates as a division of CNB and UKB, to offer full-service brokerage services.


     CONTACT: Camden National Corporation
              Suzanne Brightbill, 207-230-2120
              sbrightbill@camdennational.com